Exhibit 3(iii)

                              ARTICLES OF AMENDMENT
                                       OF
                             INVESTORS TITLE COMPANY


         Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

         1.  The name of the corporation is Investors Title Company.

         2. The following amendments to the Articles of Incorporation of the corporation were adopted by its shareholders on May 15, 2002, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

                  A. Article IV of the Articles of Incorporation is amended to read in its entirety as follows:

                                    "Article IV

                           "The number of shares the corporation is authorized
                  to issue is 11,000,000, consisting of (i) 10,000,000 shares of Common Stock and (ii) 1,000,000 shares of Preferred Stock.

                           "Each outstanding share of Common Stock shall be
                  entitled to one vote with respect to all matters upon which such Stock is entitled to vote. The Board of Directors shall determine the preferences, limitations and relative rights of the Preferred Stock and any series thereof. Each share of Preferred Stock shall be entitled to vote to the extent provided by the Board of Directors in the resolution establishing the preferences, limitations and relative rights of the Preferred Stock."

                  B. There shall be inserted in the Articles of Incorporation a new Article XV, which shall read in its entirety as follows:

                                     "Article XV

                           "To the fullest extent permitted by the North
                  Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such Amendment, repeal or adoption."

         3.       These Articles will become effective upon filing.

This 15th day of May, 2002.


                                              INVESTORS TITLE COMPANY


                                           By: /s/  J. Allen Fine
                                               -------------------------
                                                J. Allen Fine, Chairman